Intellicell Corp.
                                   EXHIBIT 11
                    Computation of Earnings (Loss) Per Share
                                   (Unaudited)

                                                                       For The 9 Months Ended             For The 3 Months Ended
                                                                           September 30,                       September 30,
                                                                ---------------------------------   --------------------------------
                                                                       1996             1997                1996            1997
                                                                ---------------------------------   --------------------------------
Earnings (loss) per share:
Pro forma net income (loss) for primary earnings
 (loss) per share                                                    $  497,000     $ (2,463,000)        $  129,000    $ (2,033,000)
                                                                =================================   ================================

Weighted average common shares outstanding                            2,030,000        4,462,828          2,030,000       4,415,902
Weighted average shares sold to fund stockholder
 distribution paid out of proceeds of initial public offering           142,346             --              142,346            --
Weighted average shares resulting from conversion of
 convertible notes payable at a discount from market                     23,464             --               23,464            --
                                                                ---------------------------------   --------------------------------
Weighted average common shares and equivalents                        2,195,810        4,462,828          2,195,810       4,415,902
                                                                =================================   ================================

Primary pro forma earnings (loss) per share                          $     0.23          $ (0.55)        $     0.06    $      (0.46)
                                                                =================================   ================================

For the periods ending September 30, 1996 and 1997, no additional common stock equivalents (upon exercise of common share equivalents under the modified treasury stock method) were included in the calculation of earnings (loss) per share. For the periods ended September 30, 1996, no such common share equivalents existed and for the periods ended September 30, 1997, the results would be anti-dilutive. For the periods ended September 30, 1996 and 1997, earnings (loss) per share was identical under the primary and fully diluted basis.